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EXHIBIT 99.1                    PRESS RELEASE




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--------------------------------------------------------------------------------
                     LONG ISLAND FINANCIAL CORP. LETTERHEAD
--------------------------------------------------------------------------------


                          UPDATES THIRD QUARTER RESULTS

ISLANDIA, N.Y. (Business Wire) - November 13, 2003 - Long Island Financial Corp. (the "Company") (NASDAQ/NMS: LICB), the holding company for Long Island Commercial Bank (the "Bank"), announced today that, as a result of the release on November 7, 2003, of FASB Staff Position FAS 150-3, deferring certain provisions of FAS No. 150, the Company was updating classifications made in the Selected Financial Condition and Selected Operating Data attached to its October 14, 2003, earnings release. The updated classifications, which consist of continuing to report Guaranteed preferred beneficial interest in junior subordinated debentures as a separate line item following Total liabilities and of reducing Interest expense and increasing Other operating expense for the three months ended September 30, 2003, by $209,000, have no effect on earnings.

As previously reported, the Company had earnings per share of $.54 for the quarter ended September 30, 2003, representing a 14.9% increase from the $.47 per share earned in the comparable 2002 period. The Company reported diluted earnings per share of $.51 for the recently completed quarter, a 13.3% increase compared to the $.45 diluted earnings per share reported for the 2002 period. Net income for the quarter ended September 30, 2003 amounted to $794,000, an increase of $118,000, or 17.5%, when compared to the $676,000 earned for the 2002 period. For the nine months ended September 30, 2003, the Company reported net income of $2.4 million and diluted earnings per share of $1.54, increases of 8.3%, and 4.8%, respectively, compared to net income of $2.2 million and diluted earnings per share of $1.47 for the nine months ended September 30, 2002.

The increase in net income for the quarter ended September 30, 2003, as compared to the corresponding period in 2002, resulted from an improvement of $428,000, or 12.4%, in net interest income after provision for loan losses, coupled with a $290,000, or 34.3%, increase in other operating income. The increase in other operating income resulted primarily from a $105,000, or 23.6%, increase in service charges on deposit accounts and a $158,000 gain on the sale of securities. The Company incurred a $513,000, or 15.7%, increase in operating expenses stemming from the Bank's continued planned branch expansion.

Total assets amounted to $474.1 million at September 30, 2003, an increase of $72.1 million, or 17.9%, from the $402.0 million held at September 30, 2002. At September 30, 2003, loans, net of unearned income and deferred fees, had increased by $25.7 million, or 12.9%, from the September 30, 2002 level. Over the year, demand deposits increased by $23.5 million, or 30.5%, from $77.0 million at September 30, 2002, to $100.5 million at September 30, 2003.
Similarly, savings deposits increased by $23.7 million, or 31.3%, from $75.8 million at September 30, 2002, to $99.5 million at September 30, 2003.

Commenting on the Company's financial performance, Douglas C. Manditch, President and Chief Executive Officer stated, "we continue to manage our balance sheet prudently in the current environment of volatile interest rates and the uncertainty of a sustainable economic recovery. Our focus remains on maintaining high asset quality, strategic branch expansion, and attracting and retaining low cost core deposit relationships." Mr. Manditch added, "we are encouraged with our deposit gathering ability through our expanded branch network as demand deposits exceeded $100,000,000 at September 30, 2003. We expect our twelfth full service branch, opening in Hauppauge, at 350 Motor Parkway, on October 27, 2003, to be a meaningful contributor to demand deposits and enhance the value of our franchise."

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On August 27,  2003,  the Board of  Directors  of Long  Island  Financial  Corp.
declared a dividend of $.10 per common share. The dividend was paid on October 1, 2003, to stockholders of record on September 19, 2003.

Long Island Commercial Bank, the wholly-owned subsidiary of Long Island Financial Corp., is a New York state chartered commercial bank, which began operations in January of 1990, and provides commercial and consumer banking services through eleven branch offices, maintaining its headquarters in Islandia. The Bank is an independent local bank emphasizing personal service and responsiveness to the needs of its customers. Perry B. Duryea serves as Chairman of the Board.


                                 BRANCH OFFICES
                                 --------------

  Suffolk County, N.Y.           Nassau County, N.Y.        Kings County, N.Y.
-------------------------        -------------------        ------------------
   Islandia     Babylon          Jericho    Westbury        Bay Ridge-Brooklyn
 Central Islip  Deer Park
   Melville     Ronkonkoma
   Shirley      Smithtown
   Hauppauge



THIS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE, AND REGULATORY ISSUES THAT MAY IMPACT THE BANK'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES, AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES, OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE BANK'S OPERATIONS, PRICING, PRODUCTS, AND SERVICES.


                           LONG ISLAND FINANCIAL CORP.
                               (NASDAQ/NMS: LICB)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 September 30,          December 31,          September 30,
                                                                     2003                   2002                  2002
                                                                     ----                   ----                  ----

SELECTED FINANCIAL CONDITION DATA
---------------------------------

Cash and cash equivalents....................................   $    11,012            $    25,790          $    27,995
Securities held-to-maturity, net.............................        12,471                 12,461               12,458
Securities available-for-sale ...............................       205,532                219,590              147,880
Federal Home Loan Bank stock, at cost........................         4,500                  3,588                2,750
Loans, net of unearned income and deferred fees (1)..........       225,194                217,731              199,466
Total assets.................................................       474,055                491,951              401,975
Demand deposits..............................................       100,497                 78,697               77,034
Total deposits ..............................................       354,647                400,534              311,326
Federal Home Loan Bank advances..............................        65,000                 55,000               55,000
Other borrowed funds.........................................        18,000                      -                    -
Guaranteed preferred beneficial interest in
     junior subordinated debentures..........................         7,500                  7,500                7,500
Stockholders' equity (2).....................................        25,812                 25,573               24,987
Book value per share (2).....................................   $     17.40            $     17.68          $     17.28
Book value per share (3) ....................................   $     17.72            $     16.42          $     16.07
Shares outstanding...........................................     1,483,722              1,446,226            1,446,226

                                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                       SEPTEMBER 30,                     SEPTEMBER 30,
                                                                       -------------                     -------------
                                                                     2003          2002                2003          2002
                                                                     ----          ----                ----          ----


SELECTED OPERATING DATA
-----------------------

Interest income................................................  $   5,848      $  5,793           $  17,878      $ 17,469
Interest expense...............................................      1,966         2,279               6,308         6,907
                                                                     -----         -----               -----         -----
     Net interest income.......................................      3,882         3,514              11,570        10,562
Provision for loan losses......................................          -            60                  60           210
                                                                     -----         -----              ------        ------
     Net interest income after provision
        for loan losses .......................................      3,882         3,454              11,510        10,352
Other operating income.. ......................................      1,136           846               3,147         2,434
Other operating expenses. .....................................      3,784         3,271              10,963         9,445
                                                                     -----         -----              ------         -----
     Income before income taxes................................      1,234         1,029               3,694         3,341
Income taxes ..................................................        440           353               1,320         1,148
                                                                     -----         -----              ------         -----
     Net income ...............................................  $     794      $    676           $   2,374    $    2,193
                                                                     =====         =====              ======         =====

Basic earnings per share.......................................  $     .54      $    .47           $    1.62      $   1.52
                                                                       ---           ---                ----          ----
Diluted earnings per share.....................................  $     .51      $    .45           $    1.54      $   1.47
                                                                       ---           ---                ----          ----

Basic weighted average shares outstanding    ..................  1,481,347     1,446,226           1,467,496     1,444,307
Diluted weighted average shares outstanding  ..................  1,555,731     1,503,461           1,537,465     1,492,038





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



                                                      LONG ISLAND FINANCIAL CORP.
                                                          (NASDAQ/NMS: LICB)
                                                         (DOLLARS IN THOUSANDS)

                                                             SEPTEMBER 30,             DECEMBER 31,          SEPTEMBER 30,
                                                                 2003                      2002                  2002
                                                                 ----                      ----                  ----

ASSET QUALITY RATIOS AND OTHER DATA
-----------------------------------

Total non-performing loans                                 $        84             $        307            $      178
Allowance for loan losses                                        2,382                    2,346                 2,213
Non-performing loans as a percent of
        total loans (4)(5)                                         .04  %                   .14 %                 .09  %
Non-performing loans as a percent of
        total assets (4)                                           .02  %                   .06 %                 .04  %
Allowance for loan losses as a percent of
        Non-performing loans (4)                              2,835.71  %                764.17 %            1,243.26  %
        Total loans (5)                                           1.06  %                  1.08 %                1.11  %
Full service offices                                                11                       11                    10

   (1) Includes residential real estate loans held-for-sale.
   (2) Includes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
   (3) Excludes net unrealized depreciation/appreciation in available-for-sale securities, net of tax.
   (4) Non-performing loans consist of all non-accrual loans 90 days or more past due. It is the Company's policy to generally cease accruing interest on all loans 90 days or more past due.
   (5) Loans include loans, net, before allowance for loan losses.



CONTACT:
Douglas C. Manditch, President & CEO
LONG ISLAND FINANCIAL CORP.
One Suffolk Square
1601 Veterans Memorial Highway
Islandia, New York 11749
Voice: (631) 348-0888  Fax: (631) 348-0830
WWW.LICB.COM